UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):              January 1, 2008

ThermoEnergy Corporation

(Exact name of registrant as specified in its charter)

Delaware

 (State or other jurisdiction of incorporation)

33-46104-FW	71-00659511
(Commission File Number)	(IRS Employer Identification No.)

124 West Capitol Avenue, Suite 880, Little Rock, Arkansas	72201
(Address of principal executive offices)	(Zip Code)

(501) 376-6477

 (Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

As a result of our appointment of Shawn R. Hughes as our President and Chief Operating Officer, reported in Item 5.02, below, we have determined that our Employment Agreement with Mr. Hughes, dated June 15, 2007, is a material definitive agreement.

Under the Employment Agreement, Mr. Hughes will receive a base salary of $275,000 per year, which will be increased annually by at least 15% (until such time as the base salary reaches $500,000, after which minimum annual salary increases will be determined in accordance with the Consumer Price Index). The Employment Agreement also provides that Mr. Hughes will be eligible for annual incentive bonuses, in an amount up to 100% of his base salary, based on his performance during the prior year, evaluated in part on personal performance goals set for Mr. Hughes by the Compensation Committee of our Board of Directors and in part on such other criteria as the Compensation Committee may determine. Further, the Employment Agreement provides that Mr. Hughes will be eligible for periodic special performance compensation in the event of extraordinary accomplishments. In connection with his employment, we have granted to Mr. Hughes a three-year option to purchase up to 600,000 shares of our Common Stock at a price of $0.90 per share and have made a compensatory grant to him of 62,500 shares of our Common Stock. The Employment Agreement provides that Mr. Hughes may be eligible for future stock options and stock grants at our discretion.

The Employment Agreement has an initial term of five years and is extended automatically each month for an additional term of one month unless earlier terminated. The Employment Agreement may be terminated by either party upon 90 days’ notice. If the Employment Agreement is terminated by us (other than for certain specified reasons set forth in the Employment Agreement), Mr. Hughes will be entitled to receive, in a lump sum payment, an amount equal to his base salary plus certain benefits for the remaining term of the Employment Agreement. In addition, in the event of a change in control of our company, Mr. Hughes would be entitled to receive a lump sum payment equal to five years’ base salary and all stock options and restricted stock grants then held by Mr. Hughes would immediately vest.

The Employment Agreement contains other conventional terms covering such matters as vacation time and reimbursement of expenses.

The Employment Agreement is filed herewith as Exhibit 10.1 and the foregoing description of the Employment Agreement is qualified in its entirety by reference to such Exhibit.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

Effective January 1, 2008, we appointed Shawn R. Hughes as our President and Chief Operating Officer. Mr. Hughes is 47 years old. From June 15, 2007 through December 31, 2007, Mr. Hughes was employed by us to assist the Chief Executive Officer in administering corporate affairs and overseeing all of our business operating functions. Previously, Mr. Hughes served as President and Chief Operating Officer of Mortgage Contract Services (from November 2006 to May 2007) and as Chief Executive Officer of Fortress Technologies (from 2001 to October 2006).

Dennis C. Cossey, the Chairman of our Board of Directors and our Chief Executive Officer, who previously also held the title of President, will continue to serve as our Chairman and CEO.

Item 9.01. Financial Statements and Exhibits.

(c)	Exhibits.

Exhibit Number	Description of Exhibit
10.1	Employment Agreement, dated June 15, 2007, by and between ThermoEnergy Corporation and Shawn R. Hughes

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 7, 2008

THERMOENERGY CORPORATION
(Registrant)

By:	/s/ Andrew T. Melton
Name:	Andrew T. Melton
Title:	Executive Vice President and Chief Financial Officer